Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports First Quarter 2022 Results
First Quarter 2022 Comparable Restaurant Sales Growth of 8.0% Compared to First Quarter 2021
DALLAS, Texas – (Business Wire) – May 12, 2022 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® restaurant brand, today reported results for the 13-week first quarter, which ended on April 3, 2022, and provided a business update related to current operations.
Fiesta President and Chief Executive Officer Richard Stockinger said, "We continued to make good progress in our business in the first quarter with revenues continuing to show positive upward trends, and margins showing sequential improvement from the fourth quarter of 2021 to the first quarter of 2022, with the margin run rate late in the first quarter even higher and positively impacted by the planned price increase implemented in early March. Additionally, we made significant progress on the brand’s growth agenda which we shared previously and we anticipate continued progress throughout the balance of the year."
Stockinger added, "Strong revenue growth continued with first quarter 2022 comparable restaurant sales performance of 8.0% vs. the first quarter of 2021, and we have now generated comparable restaurant sales results at or above 2019 levels for three consecutive quarters(1), despite lost operating hours from staffing issues and remodeling disruptions in select units. We generated even stronger first quarter 2022 comparable restaurant sales of 11.1% vs. the first quarter of 2021 in markets where labor shortages have not negatively impacted operating hours(2). Encouragingly, our digital initiatives contributed to online channel first quarter 2022 comparable restaurant sales growth of 15.5% vs. the first quarter of 2021."
Stockinger continued, "First quarter 2022 Restaurant-level Adjusted EBITDA margins, a non-GAAP financial measure,(3) improved to 16.1% compared to 14.3% in the fourth quarter of 2021. Following the 5.0% pricing taken in early March, estimated Restaurant-level Adjusted EBITDA margins grew to above 17.0% on a run-rate basis(4). We continue to target Restaurant-level Adjusted EBITDA margin of 18.0% to 20.0% as our sales growth and labor optimization initiatives increasingly gain momentum."
Stockinger further commented, "When compared to the first quarter of 2021, our Restaurant-level Adjusted EBITDA margins declined during the first quarter of 2022 primarily due to total labor and food cost increases, which were only partially offset in the quarter given our pricing action to offset those costs in the last month of the quarter. First quarter 2022 net loss from continuing operations was $1.3 million compared to loss from continuing operations in the first quarter of 2021 of $0.7 million."
Stockinger continued, "Our singular focus on Pollo Tropical has enabled us to make significant progress on the brand’s growth initiatives during the first quarter. First, we made great strides on enhancing our digital platform. The rollout of the upgraded digital drive thru technology is underway with five to six additional units to be completed by the end of the second quarter. The pace of rollout of this additional feature will increase during the remainder of the year. As a result of improved staffing levels, we also re-opened curbside capability in all units and plan to add marketing support behind this effort going forward. Second, we continue to refine and implement our new, more efficient kitchen design in upcoming refreshes and remodels, which significantly reduces order cycle times and unlocks unmet drive thru demand in high volume units. Our first total retrofit is in the final stages of implementation, with additional retrofits planned for the balance of 2022. And third, we completed seven additional refreshes and remodels during the first quarter, making 15 in total since 2021. The sales lift(5) on the refreshed units completed to date was approximately +6.0% to +7.0% compared to pre-refresh sales trends, exceeding our initial expectations. As we realize the full impact of our growth initiatives, we expect them to contribute meaningfully to sales momentum."
Stockinger concluded, "Our team has proactively and successfully managed external labor supply and inflationary challenges. We are encouraged by our continued sales and margin momentum thus far in 2022, something we expect to see continue for the balance of the year - barring unforeseen changes in our operating environment. Significantly, we have also finalized plans to reduce G&A expenses and we expect to see this positively impact the second half of this year - aiming to achieve our targeted range of 8.5% to 9.0% of restaurant sales on a run rate basis. Finally, and most importantly, we will continue to drive growth through enhancements to our customer experience across all service channels - by continuing to implement further enhancements to our digital platform, continuing to develop the capabilities of our field management teams, and continuing to refine our brand proposition and new unit design features through refreshed and remodeled restaurants."
_____________________________
(1)Comparable restaurant sales results are not adjusted for the impact of named storms.
(2)We consider the labor shortages to have negatively impacted operating hours in markets with staffing levels below 70% of optimal staffing levels.
(3)See non-GAAP discussion below.
(4)Restaurant-level Adjusted EBITDA run rate approximated based on the adjusted results of the remaining period of the quarter following the March price increase.
(5)Sales lift on refreshed units based on sales in the respective units in the 4-weeks immediately prior to the commencement of the project compared to the sales after reopening the unit for full operations.

First Quarter 2022 Financial Summary

•Total revenues from continuing operations increased 8.4% to $95.6 million in the first quarter of 2022 from $88.2 million in the first quarter of 2021;
•Comparable restaurant sales at Pollo Tropical increased 8.0% in the first quarter of 2022 compared to the first quarter of 2021;
•Net loss of $(1.4) million, or $(0.05) per diluted share, in the first quarter of 2022, compared to net loss of $(2.1) million, or $(0.08) per diluted share, in the first quarter of 2021;
•Net loss from continuing operations of $(1.3) million, or $(0.05) per diluted share, in the first quarter of 2022, compared to net loss from continuing operations of $(0.7) million, or $(0.03) per diluted share, in the first quarter of 2021;
•Adjusted net loss (a non-GAAP financial measure) of $(0.4) million, or $(0.02) per diluted share, in the first quarter of 2022, compared to adjusted net income of $1.4 million, or $0.05 per diluted share, in the first quarter of 2021 (see non-GAAP reconciliation table below);
•Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $5.3 million in the first quarter of 2022 compared to $9.7 million in the first quarter of 2021 (see non-GAAP reconciliation table below); and
•Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) of $15.3 million, or 16.1% of Pollo Tropical restaurant sales, in the first quarter of 2022 compared to $18.7 million, or 21.2% of Pollo Tropical restaurant sales, in the first quarter of 2021 (see non-GAAP reconciliation table below).

First Quarter 2022 Comparable Restaurant Sales

	Fiscal January	Fiscal February	Fiscal March	First Quarter 2022	Fiscal April
2022 vs. 2021	7.6%	8.8%	7.6%	8.0%	7.1%

•First quarter 2022 comparable restaurant sales vs 2021 were negatively impacted by remodels and refreshes that temporarily closed dine-in and counter take-out operations. We estimate that these temporary dine-in closures negatively impacted comparable restaurant sales by approximately 40 basis points in the first quarter of 2022.
•First quarter 2022 comparable restaurant sales benefited from the timing of the Easter holiday. After adjusting for the impact of the holiday timing, first quarter 2022 comparable sales would have been approximately 30 basis points lower.

Cash and Liquidity
Excluding $3.6 million in restricted cash, our cash balance increased from $36.8 million at January 2, 2022 to $37.1 million at April 3, 2022. Capital expenditures in the first quarter of 2022 were $3.8 million.

First Quarter 2022 Pollo Tropical Results
Total Pollo Tropical restaurant sales increased 8.4% to $95.2 million in the first quarter of 2022 compared to $87.8 million in the first quarter of 2021 primarily due to a comparable restaurant sales increase of 8.0%. The increase in comparable restaurant sales resulted from a net impact of product/channel mix and pricing of 15.0% and a decrease in comparable restaurant transactions of 7.0%. The increase in product/channel mix and pricing was driven primarily by increases in dine-in, delivery and drive-thru average check, and menu price increases of 13.8%. Pollo Tropical dine-in and counter take-out comparable restaurant sales increased 23.1% from the first quarter of 2021 to the first quarter of 2022 due primarily to the negative impact of the COVID-19 pandemic on dine-in traffic and closures of our dining rooms during a portion of the first quarter of 2021. Digital channel sales (delivery/online) growth continued to be strong in the first quarter of 2022, with 17.2% comparable restaurant sales growth vs. 2021. During the first quarter of 2022, Pollo Tropical experienced increased hourly staffing challenges due to workforce availability which we believe had a negative impact on sales throughout the quarter, driven in part by reduced operating hours. Comparable restaurant sales results were much stronger in markets that had adequate staffing – those markets realized improved first quarter 2022 comparable restaurant sales of approximately 11.1% vs. the first quarter of 2021.

	Comparable Restaurant Sales Mix by Channel - Pollo Tropical
Channel	First Quarter 2022	% of Total	First Quarter 2021	% of Total
($ in thousands)
Counter(1)	$28,079	30%	$22,808	26%
Drive-thru	51,573	54%	52,273	60%
Delivery	10,434	11%	8,857	10%
Online	3,381	4%	2,927	3%
Catering	1,040	1%	668	1%
Total	$94,507	100%	$87,533	100%
(1) Counter sales include dine-in and counter take-out sales, which represented 49% of restaurant sales in 2019.
Consolidated Adjusted EBITDA (a non-GAAP financial measure) decreased to $5.3 million in the first quarter of 2022 from $9.7 million in the first quarter of 2021. The decrease was primarily due to higher labor and commodity costs in 2022 and higher corporate general and administrative costs, including $1.3 million of non-recurring expenses, partially offset by the impact of higher restaurant sales as a result of the price increases implemented during 2021 and the first quarter of 2022. Higher labor costs were driven primarily by hourly wage rate increases, and additional overtime and training.
Pricing action has been taken to offset labor, food and operating cost increases. In order to maintain value perceptions with our customers, we implemented a phased approach to menu price increases and took lower pricing increases on items purchased by value-conscious customers including our "Pollo Time" promotional items. Recent price increases include a 5.2% price increase in mid-December 2021, and a 5.0% increase in March 2022. As a result of this phased approach to menu price increases, margin improvement is trailing the impact of cost increases noted above, with improved margins expected in future quarters compared to the first quarter of 2022, barring unforeseen changes in our cost structure and operating environment.
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) as a percentage of restaurant sales decreased, with first quarter Restaurant-level Adjusted EBITDA as a percentage of restaurant sales of 16.1% in 2022 compared to 21.2% in 2021 (see non-GAAP reconciliation table below).
General and Administrative expenses were $12.3 million for the first quarter of 2022 and $10.7 million for the first quarter of 2021. The increase over 2021 was primarily driven by $1.3 million in non-recurring expenses for professional fees, digital platform costs and general and administrative efficiency initiative costs. The remainder of the increase was driven by medical insurance cost increases. We have finalized plans to reduce G&A expenses to a targeted range of 8.5% to 9.0% of current restaurant sales on a run rate basis during 2022, with expected implementation in the second half of the year.

Comparable Restaurant Average Weekly Sales - Pollo Tropical

Period	January	February	March
2022	$50,351	$53,057	$56,849
2021	$46,788	$48,775	$52,827

Refresh and Remodel Status and Results
We are taking a disciplined approach to testing upgraded/updated restaurant design elements and operating platform improvements as we refurbish existing units. We developed the new unit design and operational improvements based on consumer research and engineering studies from a leading restaurant engineering firm, and we surveyed customers at the first remodel on the design and received very positive customer feedback. We are targeting completion of 20 to 30 refresh/remodels in 2022. Seven remodel/refreshes were completed in the first quarter of 2022 and 15 in total have been completed since 2021,
We are implementing two levels of investment and scope:
1.Refreshes include updated exterior colors and attractive design elements and interior upgrades including more attractive and updated colors, new dining room furniture, bathrooms, limited patio upgrades and other customer facing upgrades. Targeted average investment for refreshes is expected to average approximately $275,000, and the majority of our refurbishments will be refreshes. Average investment per refresh completed to date has been below targeted levels.
2.Remodels include updated exterior colors and attractive design elements and interior upgrades including updated colors, more comprehensive interior updates including new dining room furniture, kitchen retrofits, more extensive consumer facing dining room updates, and more extensive patio upgrades. Targeted average investment for remodels is expected to average approximately $560,000, and the majority of remodels will be targeted at units with above average annual sales. Average investment per remodel to date is in line with the targeted investment level.
Returns on lower cost refreshes are generating an estimated 6.0% to 7.0% sales lift when comparing each refreshed unit sales trends after the refresh to the comparable market-level performance.
Restaurant Portfolio
As of April 3, 2022, there were 138 Company-owned Pollo Tropical restaurants, and 31 franchised Pollo Tropical restaurants in the U.S., the U.S. Virgin Islands, Puerto Rico, Panama, Guyana, Ecuador and the Bahamas.
Investor Conference Call Today
We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 412-317-5180. A replay will be available after the call until Thursday, May 19, 2022 and can be accessed by dialing 1-412-317-6671. The passcode is 10166190. The conference call will also be webcast live and archived on the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® restaurant brand and prior to August 16, 2021, owned, operated, and franchised the Taco Cabana® restaurant brand. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements
Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our initiatives, including our efforts to reduce general and administrative expenses, our investments in strategic and sales building initiatives, including those relating to operations improvements, digital infrastructure supporting ordering and online sales, and drive thru improvements on future sales, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED APRIL 3, 2022 AND APRIL 4, 2021
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)
	April 3, 2022	April 4, 2021
Revenues:
Restaurant sales	$95,200	$87,840
Franchise royalty revenues and fees	409	375
Total revenues	95,609	88,215
Costs and expenses:
Cost of sales	30,747	27,301
Restaurant wages and related expenses (b)	23,574	20,339
Restaurant rent expense	6,027	5,877
Other restaurant operating expenses	16,650	13,305
Advertising expense	2,864	2,375
General and administrative expenses (b)(c)	12,342	10,666
Depreciation and amortization	5,114	5,088
Impairment and other lease charges (recoveries) (d)	(702)	(52)
Closed restaurant rent, net of sublease income (e)	380	750
Other expense (income), net (f)	51	123
Total operating expenses	97,047	85,772
Income (loss) from operations	(1,438)	2,443
Interest expense	85	61
Income (loss) from continuing operations before income taxes	(1,523)	2,382
Provision for (benefit from) income taxes (g)	(222)	3,077
Loss from continuing operations	(1,301)	(695)
Loss from discontinued operations, net of tax	(55)	(1,394)
Net loss	(1,356)	(2,089)
Earnings (loss) per common share:
Continuing operations – basic	$(0.05)	$(0.03)
Discontinued operations – basic	—	(0.05)
Basic	(0.05)	(0.08)

Continuing operations – diluted	(0.05)	(0.03)
Discontinued operations – diluted	—	(0.05)
Diluted	(0.05)	(0.08)
Weighted average common shares outstanding:
Basic	24,832,541	25,324,213
Diluted	24,832,541	25,324,213
(a)     The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three-month periods ended April 3, 2022 and April 4, 2021 each included 13 weeks.
(b)     Restaurant wages and related expenses include stock-based compensation of $7 and $16 for the three months ended April 3, 2022 and April 4, 2021, respectively. General and administrative expenses include stock-based compensation expense of $623 and $994 for the three months ended April 3, 2022 and April 4, 2021, respectively.
(c)     See notes (f), (g) and (h) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(d)     See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e)     See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f)     See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(g)     See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 3, 2022	January 2, 2022

Assets
Cash	$37,146	$36,797
Other current assets	23,734	22,245
Property and equipment, net	89,534	89,884
Operating lease right-of-use assets	149,047	154,127
Goodwill	56,307	56,307
Other assets	6,860	7,753
Total assets	$362,628	$367,113

Liabilities and Stockholders' Equity
Current portion of long-term debt	$66	$63
Other current liabilities	42,773	40,479
Long-term debt, net of current portion	418	438
Operating lease liabilities	157,497	163,270
Deferred tax liabilities	236	229
Other non-current liabilities	7,738	7,763
Total liabilities	208,728	212,242
Stockholders' equity	153,900	154,871
Total liabilities and stockholders' equity	$362,628	$367,113

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)
	Three Months Ended
	April 3, 2022	April 4, 2021
Revenues:
Pollo Tropical	$95,609	$88,215

Change in comparable restaurant sales (a):
Pollo Tropical	8.0%	4.3%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$691	$642
Non-comparable restaurants (c)	581	342
Total Company-owned (d)	690	637

Income (loss) from continuing operations before income taxes	$(1,523)	$2,382

Consolidated Adjusted EBITDA	$5,292	$9,678

Restaurant-level Adjusted EBITDA (e):	$15,345	$18,659
(a)    Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year.
(b)     Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period by the average number of comparable restaurants for such period.
(c)     Non-comparable restaurants are restaurants that have been open for less than 18 months, or that were temporarily closed during the period. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period by the average number of new restaurants for such period.
(d)     Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period by the average number of open restaurants for such period.
(e)    Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended
	April 3, 2022	April 4, 2021

Company-owned restaurant openings:
Pollo Tropical	—	—

Company-owned restaurant closings:
Pollo Tropical	—	—

Number of Company-owned restaurants:
Pollo Tropical	138	138
Taco Cabana	—	143
Total Company-owned restaurants	138	281

Number of franchised restaurants:
Pollo Tropical	31	29
Taco Cabana	—	6
Total franchised restaurants	31	35

Total number of restaurants:
Pollo Tropical	169	167
Taco Cabana	—	149
Total restaurants	169	316

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	April 3, 2022		April 4, 2021
		(a)		(a)
Restaurant sales	$95,200		$87,840
Cost of sales	30,747	32.3%	27,301	31.1%
Restaurant wages and related expenses	23,574	24.8%	20,339	23.2%
Restaurant rent expense	6,027	6.3%	5,877	6.7%
Other restaurant operating expenses	16,650	17.5%	13,305	15.1%
Advertising expense	2,864	3.0%	2,375	2.7%
Depreciation and amortization	5,114	5.4%	5,088	5.8%
Impairment and other lease charges (recoveries)	(702)	(0.7)%	(52)	(0.1)%
Closed restaurant rent expense, net of sublease income	380	0.4%	750	0.9%
(a)    Percent of restaurant sales.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and margin and Restaurant-level Adjusted EBITDA and margin are non-GAAP financial measures. Consolidated Adjusted EBITDA is defined as earnings (loss) before interest expense, income taxes, depreciation and amortization, impairment and other lease charges (recoveries), goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Restaurant-level Adjusted EBITDA is defined as Consolidated Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Consolidated Adjusted EBITDA is the primary measure of profit or loss used by our chief operating decision maker for purposes of assessing performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	Three Months Ended
	April 3, 2022	April 4, 2021

Net loss	$(1,356)	$(2,089)
Loss from discontinued operations, net of tax	55	1,394
Provision for (benefit from) income taxes	(222)	3,077
Income (loss) from continuing operations before taxes	(1,523)	2,382
Add:
Non-general and administrative adjustments:
Depreciation and amortization	5,114	5,088
Impairment and other lease charges (recoveries)	(702)	(52)
Interest expense	85	61
Closed restaurant rent expense, net of sublease income	380	750
Other expense (income), net	51	123
Stock-based compensation expense	7	16
Total non-general and administrative adjustments	4,935	5,986
General and administrative adjustments:
Stock-based compensation expense	623	994
Non-recurring professional fees	705	—
G&A efficiency initiatives	261	—
Digital costs	291	316
Total general and administrative adjustments	1,880	1,310
Consolidated Adjusted EBITDA	$5,292	$9,678
Consolidated Adjusted EBITDA as a percentage of total revenues	5.5%	11.0%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	$10,462	$9,356
Less: Franchise royalty revenue and fees	409	375
Restaurant-level Adjusted EBITDA	$15,345	$18,659
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	16.1%	21.2%
(a)    Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before discontinued operations, impairment and other lease charges (recoveries), goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	April 3, 2022				April 4, 2021
	Loss Before Income Taxes	Benefit From Income Taxes (a)	Net Loss	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP Net income (loss)			$(1,356)	$(0.05)			$(2,089)	$(0.08)
Loss (income) from discontinued operations, net of tax			55	—			1,394	0.05
Income (loss) from continuing operations	$(1,523)	$(222)	$(1,301)	$(0.05)	$2,382	$3,077	$(695)	$(0.03)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	—	—	—	—	(563)	563	0.02
Deferred tax asset valuation allowance (b)	—	(120)	120	—	—	(631)	631	0.02
Impairment and other lease charges (recoveries) (c)	(702)	(175)	(527)	(0.02)	(52)	(13)	(39)	—
Closed restaurant rent expense, net of sublease income (d)	380	95	285	0.01	750	187	563	0.02
Other expense (income), net (e)	51	13	38	—	123	31	92	0.01
Total non-general and administrative expense	(271)	(187)	(84)	(0.01)	821	(989)	1,810	0.07
General and administrative expense adjustments:
Non-recurring professional fees (f)	705	176	529	0.02	—	—	—	—
G&A efficiency initiatives (g)	261	65	196	0.01	—	—	—	—
Digital costs (h)	291	73	218	0.01	316	78	238	0.01
Total general and administrative expense	1,257	314	943	0.04	316	78	238	0.01
Adjusted - Non-GAAP	$(537)	$(95)	$(442)	$(0.02)	$3,519	$2,166	$1,353	$0.05

(a)    The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 24.9% and 25.0% for the periods ending April 3, 2022 and April 4, 2021, respectively. In the three months ended April 4, 2021, we recorded an out-of-period adjustment totaling $1.5 million related to tax depreciation on certain assets placed into service several years prior to the formation of Fiesta in 2011, of which $0.6 million is attributable to a change in tax rates as a result of the Tax Cuts and Jobs Act of 2017.
(b)    We recorded adjustments totaling $0.1 million for the three months ended April 3, 2022 to our valuation allowance against deferred income tax assets primarily related to changes in our deferred income tax assets and the expected timing of the reversal of these temporary differences. We recorded a $0.6 million increase to our valuation allowance for the three months ended April 4, 2021 related changes in our deferred income tax assets and the expected timing of the reversal of the temporary differences, which included a $0.9 million increase to our valuation allowance as a result of changes in our net deferred tax liabilities related to the out-of-period adjustment.
(c)     Impairment and other lease charges (recoveries) for the three months ended April 3, 2022 include gains from lease terminations of $(0.7) million. Impairment and other lease charges (recoveries) for the three months ended April 4, 2021 consist of impairment charges of $0.1 million, and other lease charges (gains) of $(0.2) million. The impairment charges for the three months ended April 4, 2021 primarily relate to equipment from previously impaired and closed restaurants. For the three months ended April 4, 2021, other lease charges (recoveries) relate to gains from lease terminations of $(0.2) million.
(d)     Closed restaurant rent expense, net of sublease income, for the three months ended April 3, 2022 primarily consists of closed restaurant lease costs of $2.2 million, partially offset by sublease income of $(1.8) million. Closed restaurant rent expense, net of sublease income, for the three months ended April 4, 2021 primarily consists of closed restaurant lease costs of $2.3 million, partially offset by sublease income of $(1.6) million.
(e)     Other expense (income), net, for the three months ended April 3, 2022 primarily consists of closed restaurant related costs. Other expense (income), net, for the three months ended April 4, 2021 primarily consists of costs for the removal, transfer, and storage of equipment from closed restaurants and other closed restaurant related costs.
(f)    Non-recurring professional fees consist of costs related to growth initiatives.
(g)    G&A efficiency initiatives consist of non-recurring retention bonus costs.
(h)    Digital costs for the three months ended April 3, 2022 and April 4, 2021, include costs related to enhancing the digital experience for our customers.